Exhibit 15
Letter Re: Unaudited Interim Financial Information
Sprint Nextel Corporation
Reston, Virginia

Re:	Registration Statements Nos. 333-138548, 333-42077, 333-68737, 333-56938, 333-59124, 333-76783, 333-92809, 333-54108, 333-75664, 333-103691, 333-105244, 333-111956, 333-115621, 333-115607, 333-115609, 333-124189, 333-127426, 333-130277, 333-142702
With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated November 8, 2007, related to our review of interim financial information.
Pursuant to Rule 436 under the Securities Act of 1933 (the “Act”), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.
/s/ KPMG LLP
McLean, Virginia
November 8, 2007

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